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Exhibit 10.53

DISTRIBUTION AGREEMENT
AND
ASSIGNMENT

        THIS DISTRIBUTION AGREEMENT AND ASSIGNMENT (this "Agreement") is made and entered into effective as of October 17, 2002 (the "Distribution Date"), by and between Wynn Resorts, Limited, a Nevada corporation ("Wynn Resorts"), and Valvino Lamore, LLC, a Nevada limited liability company ("Valvino"), with reference to the following facts:

        A.    Wynn Resorts is the sole member of Valvino and owns a 100% member's interest in Valvino, which includes the right to all profits and losses, capital, and distributions of Valvino.

        B.    Valvino owns various assets, including without limitation interests in various entities.

        C.    The parties hereto desire that Valvino distribute certain of its assets, including without limitation certain of its interests in entities, to Wynn Resorts and that Wynn Resorts become the owner of those assets.

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

        1.    Distribution and Assignment. Effective upon the Distribution Date, Valvino hereby assigns, transfers, conveys, and delivers to Wynn Resorts, as a distribution, all of Valvino's right, title, and interest in, to, and under the Assets, free and clear of all Encumbrances. For purposes of this Agreement, "Assets" means all of Valvino's assets, real or personal, tangible or intangible, fixed or contingent, including without limitation those assets set forth on Schedule 1A attached hereto, but specifically excluding those assets set forth on Schedule 1B attached hereto (such excluded assets are hereinafter referred to as the "Retained Assets"). "Encumbrances" means, for purposes of this Agreement, any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.

        2.    Release, Acceptance, and LLC Membership. Valvino hereby releases and relinquishes any and all right, title, and interest that it now has in the Assets, effective upon the Distribution Date, and Wynn Resorts hereby acquires and accepts the Assets from Valvino and, with respect to each of the limited liability companies listed in item 3 of Schedule 1A, becomes the sole member thereof.

        3.    Deliveries. As of the Distribution Date, Valvino shall deliver, and herewith is delivering, to Wynn Resorts, for cancellation, each of the membership, stock, or other certificates evidencing Valvino's equity interest in the entities listed in item 3 of Schedule 1A. Each party further agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate the distribution of the Assets contemplated by this Agreement.

        4.    Sales and Use Tax. Wynn Resorts and Valvino shall cooperate in preparing and filing any sales and use tax returns relating to, and Wynn Resorts shall pay any sales or use tax due with regard to, the distribution of the Assets contemplated by this Agreement.

        5.    Securities Laws. Wynn Resorts understands and hereby acknowledges that the distribution of the member's interest, stock, or other equity interest in each of the entities listed in item 3 of Schedule 1A has not been registered under the Securities Act of 1933, as amended, or registered or qualified under the securities laws of any state of the United States, and unless so registered or qualified, such member's interest, stock, or other equity interest may not be transferred or sold except pursuant to an exemption from, or in a transaction or with respect to an interest not subject to, the registration and qualification requirements of the Securities Act of 1933, as amended, or applicable state securities laws. Wynn Resorts represents and agrees that it is acquiring such member's interest, stock, or other equity interest for its own account and not with a view to, or for sale in connection with, any distribution thereof.

        6.    Miscellaneous.

          a.    Additional Documents and Acts. Each party agrees to execute and deliver, from time to time, such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

          b.    Governing Law. The laws of the State of Nevada applicable to contracts made in that State, without giving effect to its conflict of law rules, shall govern the validity, construction, performance, and effect of this Agreement.

          c.    Interpretation. In the interpretation of this Agreement, the singular may be read as the plural, and vice versa, the neuter gender as the masculine or feminine, and vice versa, and the future tense as the past or present, and vice versa, all interchangeably as the context may require in order to effectuate fully the intent of the parties and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof. Paragraph headings are for convenience of reference only and shall not be used in the interpretation of the Agreement.

          d.    Entire Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes all previous agreements, negotiations, memoranda, and understandings, whether written or oral. In the event of any conflict between this Agreement and any exhibits or schedules attached hereto, this Agreement shall control.

          e.    Invalidity. If any term, provision, covenant, or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, that provision shall be deemed severable and all terms, provisions, covenants, and conditions of this Agreement, and all applications thereof not held invalid, void, or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

          f.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors, and permitted assigns of the parties hereto.

        IN WITNESS WHEREOF, Valvino and Wynn Resorts have caused this Agreement to be duly executed as of the date first written above.

"VALVINO"

VALVINO LAMORE, LLC, a Nevada limited liability company

By:	Wynn Resorts, Limited, a Nevada corporation, its sole member

	By:	/s/ STEPHEN A. WYNN
Stephen A. Wynn, Chief Executive Officer

"WYNN RESORTS"

WYNN RESORTS, LIMITED, a Nevada corporation

By:	/s/ STEPHEN A. WYNN
Stephen A. Wynn, Chief Executive Officer

SCHEDULE 1A
DISTRIBUTED ASSETS

        The assets to be distributed by Valvino to Wynn Resorts include without limitation the following:

        1.    Amounts Due from Related Parties. All amounts due as of the Distribution Date from Stephen A. Wynn, Marc D. Schorr, Kenneth R. Wynn, or any other current or former Member, officer, or affiliate of Valvino.

        2.    Inventory. All inventory owned by Valvino as of the Distribution Date, including without limitation all wine inventory.

        3.    Interests in Entities. All of the member's interest, capital stock, or other equity interest in each of the following entities, and all amounts (including without limitation intercompany receivables) owed as of the Distribution Date to Valvino by each such entity:

  a.
  Wynn Group Asia, Inc., a Nevada corporation.

  b.
  Kevyn, LLC, a Nevada limited liability company.

  c.
  Rambas Marketing Co., LLC, a Nevada limited liability company.

  d.
  Toasty, LLC, a Delaware limited liability company.

  e.
  Worldwide Wynn, LLC, a Nevada limited liability company.

        4.    Certain Amounts Due from Affiliates. All amounts (including without limitation intercompany receivables) owed as of the Distribution Date to Valvino by each entity that is a direct or indirect, wholly- or partially-owned subsidiary of an entity listed in item 3 above.

        5.    Other Macau Attributes. To the extent not included in any other item of this Schedule 1A, all other ownership attributes and other rights attributable to investments and activities in Macau (including without limitation all rights, if any, in any bank account or temporary cash investment referable to investments or activities in Macau).

        6.    Debt Issue Costs. Any asset referable to debt issue costs, to the extent such asset relates to securities issued or to be issued by Wynn Resorts.

        7.    Tax Refund Claims. All claims for refunds of taxes and other governmental charges, to the extent that such claims (i) relate to the Assets, or (ii) are attributable to the conduct of any business activities of Valvino for periods ending before the Distribution Date.

        8.    Third Party Claims. All rights and claims against third parties, to the extent that such rights or claims: (i) relate to the Assets; or (ii) are attributable to the conduct of any business activities of Valvino for periods ending before the Distribution Date, including without limitation any rights to any refund of any commissions, finder's fees, or similar charges paid in connection with Valvino's financing activities.

        9.    Insurance. All rights and claims under insurance policies, to the extent that such rights or claims: (i) relate to the Assets; or (ii) are attributable to the conduct of any business activities of Valvino for periods ending before the Distribution Date (including without limitation any rights to any cancellation value as of the day immediately preceding the Distribution Date).

        10.    Unrelated Confidential Information. Any proprietary or confidential business or technical information, records, and policies pertaining to the Assets or relating generally to Valvino and not pertaining to the Retained Assets.

        11.    Books and Records. (a) Valvino's books and records—including without limitation the files, documents, papers, books of account, and other records—pertaining to the Assets or relating generally to Valvino and not pertaining to the Retained Assets; and (b) the tax returns, reports, and records of Valvino.

SCHEDULE 1B
RETAINED ASSETS

        The Retained Assets include and shall be limited to, without duplication, the following assets:

        1.    Cash and Cash Equivalents. All cash on hand as of the Distribution Date, including bank accounts and temporary cash investments, but specifically excluding any asset listed in item 5 of Schedule 1A.

        2.    Certain Business Revenues. All rights and claims to revenues of or attributable to any business activities of Valvino or of the former Desert Inn hotel/casino, including all casino receivables and hotel receivables, where such revenues are attributable to periods ending prior to the Distribution Date.

        3.    Real Property. All of the land, consisting of approximately twenty (20) acres, that is owned by Valvino as of the Distribution Date on or near the Las Vegas Strip at the site of the former Desert Inn Resort & Casino, together with any buildings located on such land.

        4.    Equipment. All equipment owned by Valvino as of the Distribution Date.

        5.    Interests in Entities. All of the member's interest, capital stock, or other equity interest in each of the following entities, and all amounts (including without limitation intercompany receivables) owed as of the Distribution Date to Valvino by each such entity:

          a.    Wynn Resorts Holdings, LLC, a Nevada limited liability company.

          b.    Desert Inn Water Company, LLC, a Nevada limited liability company.

          c.    Wynn Design and Development, LLC, a Nevada limited liability company.

          d.    Las Vegas Jet, LLC, a Nevada limited liability company.

          e.    World Travel, LLC, a Nevada limited liability company.

        6.    Certain Amounts Due from Affiliates. All amounts (including without limitation intercompany receivables) owed as of the Distribution Date to Valvino by each entity that is a direct or indirect, wholly- or partially-owned subsidiary of an entity listed in item 5 above.

        7.    Le Rêve Project. Any rights or interest in or to any approvals or agreements for the Le Rêve hotel-casino project, including without limitation original use permits and contracts with engineering firms.

        8.    DIIC. Any investment in Desert Inn Improvement Co., a Nevada corporation.

        9.    Debt Issue Costs. Any asset referable to debt issue costs, except for any such asset listed in item 6 of Schedule 1A.

        10.    Third Party Claims. All rights and claims against third parties, to the extent that such rights or claims relate to the Retained Assets.

        11.    Insurance. All rights and claims under insurance policies, to the extent that such rights or claims relate to the Retained Assets.

        12.    Unrelated Confidential Information. Any proprietary or confidential business or technical information, records, and policies pertaining to the Retained Assets.

        13.    Books and Records. Valvino's books and records—including without limitation the files, documents, papers, books of account, and other records—pertaining to the Retained Assets.

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DISTRIBUTION AGREEMENT AND ASSIGNMENT